FOR IMMEDIATE RELEASE

Wingstop Inc. Reports Fiscal Third Quarter 2017 Financial Results
Confirms Annual Guidance for Fiscal Year 2017
Dave Goebel Joins as New Independent Director

Dallas, November 2, 2017 - (GLOBE NEWSWIRE) - Wingstop Inc. (NASDAQ: WING) today reported fiscal third quarter financial results for the period ended September 30, 2017.

Highlights for the Fiscal Third Quarter 2017 compared to the Fiscal Third Quarter 2016

▪	System-wide sales increased 16.1%

▪	System-wide restaurant count increased 14.6% to 1,088 global locations

▪	Domestic same store sales increased 4.1%

▪	Total revenue increased 19.3% to $26.0 million

▪	Net income increased to $5.0 million, or $0.17 per diluted share*, compared to $2.8 million, or $0.09 per diluted share

▪	Adjusted EBITDA**, a non-GAAP measure, increased 25.2% to $10.4 million

▪	Adjusted net income**, a non-GAAP measure, increased 34.3% to $5.0 million

* In the fiscal first quarter of 2017, the Company adopted Accounting Standards Update No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09), which required the Company to record excess tax benefits from equity-based compensation as a reduction to income tax expense in the income statement, whereas they were previously recognized in equity. See the “Adoption of New Accounting Guidance” section below for additional information.

** Adjusted EBITDA and adjusted net income are non-GAAP measures. Reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures.”

Chairman and CEO Charlie Morrison stated, “We continue to drive best-in-class results, and our third quarter demonstrates that we are working on the right strategic priorities for our business. Domestic same store sales rose 4.1%, driven primarily by our decision to begin national advertising in the first quarter, which continues to generate increasing consumer awareness of Wingstop across America. Our continued topline growth yielded an adjusted EBITDA increase of 25.2% and a diluted adjusted EPS increase of 30.8% during the third quarter.”

Morrison added, “Our asset-light business model generates significant cash flow allowing us to return capital to shareholders on a frequent basis - further demonstrating our confidence in our ‘Category of One’ brand. We will pay our second quarterly dividend of $0.07 per share in December and are preparing for another potential recapitalization of our balance sheet in the first half of 2018.”

Key Operating Metrics for the Fiscal Third Quarter 2017 Compared to the Fiscal Third Quarter 2016

	Thirteen Weeks Ended
	September 30, 2017	September 24, 2016
Number of system-wide restaurants open at end of period	1,088	949
Number of domestic franchise restaurants open at end of period	971	862
Number of international franchise restaurants open at end of period	94	67
System-wide sales (in thousands)	$274,021	$235,975
System-wide domestic same store sales growth	4.1%	4.1%
Net income (in thousands)	$5,012	$2,753
Adjusted EBITDA (in thousands)	$10,412	$8,319

Fiscal Third Quarter 2017 Financial Results

Total revenue for the fiscal third quarter 2017 increased 19.3% to $26.0 million from $21.8 million in the fiscal third quarter last year.

▪
Royalty revenue and franchise fees increased $2.7 million to $16.4 million from $13.7 million in the fiscal third quarter last year. This increase was due to a 14.6% increase in the number of franchised restaurants and domestic same store sales growth of 4.1%. Other revenue increased $0.7 million, primarily due to an increase in vendor rebates compared to the prior year period.

▪
Company-owned restaurant sales increased $1.5 million to $9.7 million from $8.2 million in the fiscal third quarter last year. The increase was the result of the acquisition of two restaurants from a franchisee in July 2017 resulting in sales of $0.8 million, company-owned domestic same store sales growth of 5.5%, and the opening of one company-owned restaurant during December 2016.

Cost of sales increased to $7.8 million from $6.1 million in the prior year’s fiscal third quarter. As a percentage of company-owned restaurant sales, cost of sales increased to 80.9% from 74.7%. The increase was driven primarily by a 41.3% increase in commodity rates for bone-in chicken wings as compared to the prior year period. This increase was partially offset by our ability to leverage costs due to the company-owned domestic same store sales increase of 5.5%.

Selling, general & administrative expenses (SG&A) decreased 8.4% to $8.1 million compared to $8.9 million in the prior year’s third quarter. The decrease in SG&A expense is due to a decrease in nonrecurring costs of $1.4 million related to the refinancing of our credit agreement and subsequent dividend payout, which occurred in the fiscal third quarter 2016. This decrease is partially offset by an increase in voluntary contributions made to the Company’s advertising fund of $0.3 million, as well as planned headcount additions and an increase in stock based compensation, as compared to the prior quarter.

Net income increased to $5.0 million, or $0.17 per diluted share, compared to net income of $2.8 million, or $0.09 per diluted share in the prior year’s third quarter.

Adjusted net income increased 34.3% to $5.0 million, or $0.17 per diluted share, compared to $3.7 million, or $0.13 per diluted share, in the prior year’s third quarter. A reconciliation between net income and adjusted net income is included in the accompanying financial data.

Adoption of New Accounting Guidance

The Company adopted ASU 2016-09 in the fiscal first quarter 2017. This standard requires excess tax benefits from share based compensation to be recorded in income tax expense rather than paid in capital. The adoption resulted in a $0.1 million decrease in the fiscal third quarter 2017 provision for income taxes, or a 1.4 percentage point decrease in the effective rate, due to the recognition of excess tax benefits for options exercised. The adoption did not impact diluted EPS in the fiscal third quarter 2017. Refer to the Company’s Form 10-Q for the quarter ended September 30, 2017 for additional information regarding the impact of the adoption of ASU 2016-09.

Restaurant Development

As of September 30, 2017, there were 1,088 Wingstop restaurants system-wide. This included 994 restaurants in the United States, of which 971 were franchised restaurants and 23 were company-owned. Our international presence consisted of 94 franchised restaurants across seven countries. During the fiscal third quarter 2017, there were 32 net system-wide Wingstop restaurants opened, including five international franchised locations.

Appointment of Independent Board Member

On November 1, 2017, the Board of Directors appointed David L. Goebel to the Board as a new independent Director. Mr. Goebel joins the Wingstop Board with more than 40 years of experience in the retail, food service, and hospitality industries. Mr. Goebel currently serves as Lead Director of Jack In the Box Inc., and as a board member of QuickChek, a privately held gas/convenience food company. He is a partner and faculty member for Merryck & Co. Ltd., a worldwide firm that provides peer to peer mentoring services for senior business executives. From 2001- 2007, he served in various executive positions at Applebee’s International, Inc., including as President and Chief Executive Officer in 2006-2007, during which time it operated nearly 2,000 restaurants in the United States and abroad. Previous to that, Mr. Goebel was President of Summit Management, Inc., a consulting group specializing in executive development and strategic planning.

“Dave Goebel is an accomplished board director, CEO, and entrepreneur,” said Morrison. “His deep industry experience and leadership make him a valuable addition to the Wingstop Board, and we are very fortunate to have him on our team.”

Quarterly Dividend Program

In recognition of the Company’s strong cash flow generation, confidence in the business, and commitment to returning value to shareholders, our Board of Directors has authorized and declared a quarterly dividend of $0.07 per share of common stock, totaling approximately $2.0 million. This dividend will be paid on December 19, 2017 to shareholders of record as of December 4, 2017.

Fiscal Year 2017 Financial Outlook

We are confirming the following financial outlook for the fiscal year ending December 30, 2017:

▪	System-wide unit growth of approximately 13% - 15%

▪	Low single digit domestic same store sales growth

▪	SG&A expenses of $36.5 million - $37.5 million

▪	Net income of $20.9 million - $21.2 million

▪	Fully diluted EPS growth of 23% - 25%, which reflects 29.3 million diluted shares outstanding, over 2016 adjusted earnings per diluted share of $0.58

▪	Adjusted EBITDA growth of 13% - 15%

	Fiscal Year Ended
	December 30, 2017
	(in millions)
	Low	High
Net income	$20.9	$21.2
Interest expense, net	5.4	5.4
Income tax expense	8.7	8.9
Depreciation and amortization	3.5	3.5
EBITDA	$38.5	$39.0
Additional adjustments:
Stock-based compensation expense (a)	1.6	1.8
Adjusted EBITDA	$40.1	$40.8

(a) Estimated non-cash, stock-based compensation.

The following definitions apply to these terms as used in this release:

Same store sales reflects the change in year-over-year sales for the comparable restaurant base. We define the comparable restaurant base to include those restaurants open for at least 52 full weeks. This measure highlights the performance of existing restaurants, while excluding the impact of new restaurant openings and closures.

System-wide sales represents net sales for all of our company-owned and franchised restaurants, as reported by franchisees.

Adjusted EBITDA is defined as net income before interest expense, net, income tax expense, and depreciation and amortization (EBITDA) further adjusted for transaction costs, gains and losses on the disposal of assets, and stock-based compensation expense. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA and Adjusted EBITDA in the same manner.

Adjusted net income is defined as net income plus transactions costs and non-cash gains and losses resulting from the disposal of assets, minus related adjustments to income tax expense.

Adjusted earnings per diluted share is defined as adjusted net income divided by weighted average diluted share count.

Conference Call and Webcast

Chairman and Chief Executive Officer, Charlie Morrison, and Chief Financial Officer, Michael Skipworth, will host a conference call today to discuss the fiscal third quarter 2017 financial results at 4:30 PM Eastern Time.

The conference call can be accessed live by dialing 201-689-8562. A replay will be available two hours after the call and can be accessed by dialing 412-317-6671; the passcode is 13669872. The replay will be available through Thursday, November 9, 2017.

The conference call will also be webcast live and later archived on the investor relations section of Wingstop’s corporate website at ir.wingstop.com under the ‘News & Events’ section.

About Wingstop

Founded in 1994 and headquartered in Dallas, Texas, Wingstop Inc. (NASDAQ:WING) operates and franchises more than 1,000 restaurants across the United States, Mexico, Singapore, the Philippines, Indonesia, the United Arab Emirates, Malaysia, and Saudi Arabia. The Wing Experts’ menu features classic and boneless wings with 11 bold, distinctive flavors including Original Hot, Cajun, Atomic, Mild, Teriyaki, Lemon Pepper, Hawaiian, Garlic Parmesan, Hickory Smoked BBQ, Louisiana Rub, and Mango Habanero. Wingstop’s wings are always cooked to order, hand-sauced and tossed and served with a variety of house-made sides including fresh-cut, seasoned fries. Having grown its domestic same store sales for 13 consecutive years, the Company has been ranked #3 on the “Top 100 Fastest Growing Restaurant Chains” by Nation’s Restaurant News (2016), #7 on the “Top 40 Fast Casual Chains” by Restaurant Business (2016), and was named “Best Franchise Deal in North America” by QSR magazine (2014). Wingstop was ranked #88 on Fortune’s 100 Best Medium Workplaces list in October 2016. For more information visit www.wingstop.com or www.wingstopfranchise.com. Follow us on facebook.com/Wingstop and Twitter @Wingstop.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures including those indicated above. By providing non-GAAP financial measures, together with a reconciliation to the most comparable GAAP measure, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. These measures are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. The non-GAAP measures used in this press release may be different from the measures used by other companies. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. In addition, the Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Wingstop Inc. or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this news release include our fiscal year 2017 outlook for new restaurant openings, domestic same store sales growth, SG&A expenses, net income, EBTIDA, adjusted EBITDA, adjusted net income, adjusted earnings per diluted share and our diluted share count, as well as our anticipated potential domestic restaurant expansion opportunity, positioning to make progress towards domestic restaurant potential and progress toward our goal of becoming a top 10 global restaurant brand.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. Although we believe any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in any forward-looking statements. Please refer to the risk factors discussed in our Form 10-K for the year ended December 31, 2016, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this news release.

Any forward-looking statement made by Wingstop Inc. in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Contact
Brian Bell
972-707-3956
bbell@wingstop.com

Investor Contact
Raphael Gross
203-682-8253
raphael.gross@icrinc.com

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(amounts in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$4,589	$3,750
Accounts receivable, net	4,641	3,199
Prepaid expenses and other current assets	3,305	1,634
Advertising fund assets, restricted	4,674	2,533
Total current assets	17,209	11,116
Property and equipment, net	5,681	4,999
Goodwill	46,557	45,128
Trademarks	32,700	32,700
Customer relationships, net	15,904	16,914
Other non-current assets	3,073	943
Total assets	$121,124	$111,800
Liabilities and stockholders' deficit
Current liabilities
Accounts payable	$2,149	$1,458
Other current liabilities	9,024	9,241
Current portion of debt	3,500	3,500
Advertising fund liabilities, restricted	4,674	2,533
Total current liabilities	19,347	16,732
Long-term debt, net	136,685	147,217
Deferred revenues, net of current	8,545	7,868
Deferred income tax liabilities, net	12,039	12,304
Other non-current liabilities	2,182	2,307
Total liabilities	178,798	186,428
Commitments and contingencies
Stockholders' deficit
Common stock, $0.01 par value; 100,000,000 shares authorized; 29,093,736 and 28,747,392 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	291	287
Additional paid-in-capital	1,337	1,194
Accumulated deficit	(59,302)	(76,109)
Total stockholders' deficit	(57,674)	(74,628)
Total liabilities and stockholders' deficit	$121,124	$111,800

WINGSTOP INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 30, 2017	September 24, 2016

Revenue:
Royalty revenue and franchise fees	$16,354	$13,660
Company-owned restaurant sales	9,672	8,150
Total revenue	26,026	21,810
Costs and expenses:
Cost of sales (1)	7,823	6,091
Selling, general and administrative	8,144	8,893
Depreciation and amortization	881	746
Total costs and expenses	16,848	15,730
Operating income	9,178	6,080
Interest expense, net	1,302	1,390
Other expense, net	—	216
Income before income tax expense	7,876	4,474
Income tax expense	2,864	1,721
Net income	$5,012	$2,753

Earnings per share
Basic	$0.17	$0.10
Diluted	$0.17	$0.09

Weighted average shares outstanding
Basic	29,081	28,725
Diluted	29,384	29,014

(1) exclusive of depreciation and amortization, shown separately

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Cost of Sales Margin Analysis
(amounts in thousands)

	Thirteen weeks ended
	September 30, 2017	As a % of company-owned restaurant sales	September 24, 2016	As a % of company-owned restaurant sales
Cost of sales:
Food, beverage and packaging costs	$4,136	42.8%	$2,932	36.0%
Labor costs	2,295	23.7%	1,934	23.7%
Other restaurant operating expenses	1,634	16.9%	1,438	17.6%
Vendor rebates	(242)	(2.5)%	(213)	(2.6)%
Total cost of sales	$7,823	80.9%	$6,091	74.7%

WINGSTOP INC. AND SUBSIDIARIES
Unaudited Supplemental Information
Restaurant Count

	Thirteen Weeks Ended
	September 30, 2017	September 24, 2016
Domestic Franchised Activity:
Beginning of period	946	831
Openings	28	31
Closures	(1)	—
Acquired by Company	(2)	—
Restaurants end of period	971	862

Domestic Company-Owned Activity:
Beginning of period	21	20
Openings	—	—
Closures	—	—
Acquired from franchisees	2	—
Restaurants end of period	23	20

Total Domestic Restaurants	994	882

International Franchised Activity:
Beginning of period	89	63
Openings	5	4
Closures	—	—
Restaurants end of period	94	67

Total System-wide Restaurants	1,088	949

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(Unaudited)
(amounts in thousands)

	Thirteen Weeks Ended
	September 30, 2017	September 24, 2016
Net income	$5,012	$2,753
Interest expense, net	1,302	1,390
Income tax expense	2,864	1,721
Depreciation and amortization	881	746
EBITDA	$10,059	$6,610
Additional adjustments:
Transaction costs (a)	—	1,570
Stock-based compensation expense (b)	353	139
Adjusted EBITDA	$10,412	$8,319

(a)
Represents costs and expenses related to the refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the period ended September 24, 2016.

(b)	Includes non-cash, stock-based compensation.

WINGSTOP INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS
(Unaudited)
(amounts in thousands, except per share data)

	Thirteen Weeks Ended
	September 30, 2017	September 24, 2016
Numerator:
Net income	$5,012	$2,753
Adjustments
Transaction costs (a)	—	1,570
Tax effect of adjustments (b)	—	(590)
Adjusted net income	$5,012	$3,733

Denominator:
Weighted-average shares outstanding - diluted	29,384	29,014

Adjusted earnings per diluted share	$0.17	$0.13

(a)
Represents costs and expenses related to the refinancings of our credit agreement and our public offerings; all transaction costs are included in SG&A with the exception of $215,000 that is included in Other expense, net during the period ended September 24, 2016.

(b)
Represents the tax effect of the aforementioned adjustments to reflect corporate income taxes at an assumed effective tax rate of 37.6% for the period ended September 24, 2016, which includes provisions for U.S. federal income taxes, and assumes the respective statutory rates for applicable state and local jurisdictions.